Exhibit 10.23
April 24, 2005
Dr. John Mendlein
99 Harbour Square #2708
Toronto, Canada M5J 2H2
April 24, 2005
Dear John,
     I am pleased to confirm our offer of employment for the position of Chief Executive Officer of Compound Therapeutics, Incorporated (the “Company”), reporting to the Board of Directors. You will also be elected to the Board of Directors. The following is a summary of the terms of your employment, which shall be binding on you and the Company upon your acceptance of this offer as provided in the last paragraph below:
     Your base salary will be at an annualized rate of $310,000 per year, payable in accordance with the Company’s normal payroll practices. You will have a bonus opportunity set at 30% of base salary for 2005-6, based upon corporate goals to be agreed with the Board of Directors. Your base salary and other compensation will be reviewed annually by the Compensation Committee of the Board; provided, however, that such salary shall not be subject to decrease other than in accordance with the parenthetical of clause (iii) of the definition of “Good Reason” below. The Company will pay you a signing bonus of $5,000 upon commencement of your employment.
     You will receive stock options for 5% of the Company’s fully diluted outstanding share capital at the next Board of Directors meeting (approximately 3.5 million shares based on the number of shares currently outstanding). The exercise price of the options will be at fair market value on your first date of employment. The options will vest over four years with the first 25% vesting on your one-year anniversary of employment. Vesting will continue quarterly on a straight-line basis over the remaining 12 quarters. The options will be governed by the Compound Therapeutics, Incorporated 2002 Stock Incentive Plan (the “Stock Option Plan”) and any applicable grant documents; provided, however, that, upon termination of your employment, you will have three years following the date of employment termination in which to exercise any then vested options, regardless of the reason. You may elect to receive all or a portion of your equity grants in the form of restricted stock, for which the purchase price will equal the fair market value on the date of grant.
     In the event of a Change of Control (as defined below), the vesting schedule for your options will be accelerated as follows: (a) 50% of the options or restricted shares that are not then vested will be accelerated and become vested and exercisable (or free from the Company’s repurchase option, as applicable) upon the consummation of the Change of Control; and (b) if, during the three months prior to or during the twelve months following the Change of Control, your employment with the Company is
1365 Main Street • Waltham, MA 02451 • T: (781) 891-3745 • F: (781) 891-3796 • www.compundtherapeutics. com terminated by the Company (or the acquiring company) without Cause (as defined below), or by you for Good Reason (as defined below), then all remaining unvested options or restricted shares shall vest and become exercisable (or free from the Company’s repurchase option, as applicable) upon such termination. The acceleration provisions described herein may be waived by you at any time. In the event your employment with the Company is terminated due to your death or disability (as defined below), 12.5% of the shares subject to any stock options or restricted stock grants shall vest and become exercisable (or free from the Company’s repurchase option, as applicable) on the date of such event.
     In the event, at any time, your employment is terminated by the Company without Cause or by you for Good Reason, then, provided you execute a mutually acceptable release of claims as drafted by counsel to the Company and such release becomes binding, (i) you will be entitled to continue to receive as severance pay your base salary at the then current rate for a period of twelve months following the date of termination, (ii) assuming that you are eligible to continue to participate in the Company’s medical and dental insurance plans pursuant to the law known as COBRA, the Company will continue to contribute to your medical and dental insurance premiums at the same rate as was in effect just prior to your employment termination for a period of twelve (12) months following the date of termination, and (iii) 25% of the original number of shares subject to any options or restricted stock grants shall vest and become exercisable (or free from the Company’s repurchase option, as applicable) on the date of such employment termination.
     To the extent the foregoing paragraph constitutes a “nonqualified deferred compensation plan” as defined in Section 409A(d)(1) of the Code, neither you nor the Company shall have the right to accelerate or to defer the delivery of the payments to be made under the foregoing paragraph; provided, however, that if you are a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and any of the payments to be made to you under the foregoing paragraph constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, then the commencement of the delivery of any such payments will be delayed to the date that is 6 months after the date of employment termination.
     The Company will also reimburse your reasonable moving and relocation expenses, up to a limit of twenty thousand dollars ($20,000). In addition, until November 15, 2005, all reasonable costs (up to a maximum of $3,000 per month) associated with your temporary housing will be reimbursed directly by the Company. In the event either of the foregoing payments is taxable to you, the Company will make a “gross-up” payment to you with respect to such tax liability.
     Promptly following commencement of your employment with the Company, the Company will seek to obtain, and thereafter will maintain, director and officer liability insurance for each of its directors and officers.
     You will be eligible to participate in the Company’s employee benefits program as generally provided by the Company’s policies and benefit plans for the Company’s
1365 Main Street • Waltham, MA 02451 • T: (781) 891-3745 • F: (781) 891-3796 • www.compundtherapeutics. com senior executives. As part of your employment with the Company, you have and will be exposed to, and provided with, valuable confidential and/or trade secret information concerning the Company and its present or prospective clients. As a result, in order to protect the Company’s legitimate business interests, you agree, as a condition of your employment, to enter into an Employee Non-Disclosure and a Non-Competition and Non-Solicitation Agreement. These documents will be provided for your review and execution by the first day of your employment.
     Upon the Company’s consummation of an initial public offering of the Company’s common stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (an “IPO”), the Company agrees to enter into an agreement with you regarding a Change of Control of the Company. This agreement will provide that the Company will make a “gross-up” payment to you such that, in the event certain tax penalties are imposed on you as a result of the provisions of Sections 280G and/or 4999 of the Code, your net after-tax payments and benefits shall be equal to what you would have received absent the penalty tax. In the event that the Company undergoes a Change of Control prior to an IPO, the Company agrees, upon your request, that it will seek the requisite approval by its stockholders, and encourage that they grant such approval, of the payments proposed to be made to you in connection with such Change of Control in order to prevent having the payments characterized as “parachute payments” under Sections 280G and 4999 of the Code. In connection with the obtaining of such approval, you agree to undertake any such waivers that may be required of you in order for the Company to validly seek the approval of its stockholders. In the event that (i) you choose to waive the acceleration provisions described in the fourth paragraph of this letter agreement in order to avoid the tax penalties described above, (ii) the requisite stockholder approval is not obtained, and (iii) your employment is terminated by the Company without Cause in connection with the Change of Control so as to give rise to the right acceleration specified above, the Company agrees to enter into a consulting or advisory relationship with you following the consummation of such Change in Control such that any unvested stock options or restricted shares shall continue to vest in accordance with the terms of any applicable stock option or restricted stock agreements. The Company agrees to maintain such relationship with you in good faith, provided you continue to provide bona fide consulting or advisory services to the Company, until such time as all options or restricted shares which were unvested as of the consummation of such Change of Control become fully vested.
     Nothing herein shall create any obligation on the part of the Company, or any other person, to continue your employment. Your employment with the Company is at will which means either the Company or you may terminate your employment relationship with the Company at any time or for any or no reason, with or without cause, and with or without notice, subject to the terms of this letter agreement. The Company reserves the right to alter, supplement or rescind its employment procedures, benefits or policies (other than the employment at-will policy) at any time in its sole and absolute discretion and without notice, subject to the terms of this letter agreement.
     In accepting employment with the Company, you are representing that you are under no contractual or other restrictions or obligations that are inconsistent with your
1365 Main Street • Waltham, MA 02451 • T: (781) 891-3745 • F: (781) 891-3796 • www.compundtherapeutics. com obligations arising in connection with your employment with the Company, and that you have not and will not breach any obligations to any prior employer or third party during your employment with the Company. You also agree that your have not relied on any agreements or representations with respect to your employment that are not set forth expressly in this letter agreement.
     In the event that you or the Company reasonably believe that Section 409A of the Code will result in adverse tax consequences to you as a result of this letter agreement, then you and the Company shall renegotiate this letter agreement in good faith in order to minimize or eliminate such tax consequences and retain the basic economics of this letter agreement to the greatest extent possible.
     The Company agrees that you may continue to serve on the Board of Directors of Affinium Pharmaceuticals, Inc. provided (i) you continue to comply with your obligations under your invention and non-disclosure and non-competition and non-solicitation agreements with the Company and (ii) such service does not create a conflict of interest for you as an officer or director of the Company.
     For purposes of this letter agreement, the following terms shall have the following meanings:
     “Cause” shall mean: (i) a good faith finding by the Board of Directors of the Company of (A) your repeated failure after written notice to perform your reasonably assigned duties for the Company and a reasonable opportunity to cure the alleged failure; (B) that you have engaged in dishonesty, gross negligence or willful misconduct, which dishonesty, gross negligence or misconduct has had a material adverse effect on the Company; (ii) your conviction of, or the entry of a pleading of guilty or nolo contendere by you to, any crime involving moral turpitude or any felony; or (iii) a breach by you of any material provision of any invention and non-disclosure agreement or non-competition and non-solicitation agreement with the Company, which breach (to the extent such breach is curable) is not cured within ten days written notice thereof.
     “Good Reason” shall mean: (i) mutual written agreement by you and the Board of Directors of the Company that Good Reason exists; (ii) the relocation of the Company’s offices in Waltham, Massachusetts such that your daily commute is increased by at least 60 miles without your written consent; (iii) reduction of your annual base salary without prior consent (other than in connection with, and substantially proportionate to, reductions by the Company of the annual base salary of more than 75% of its executive employees); (iv) any material breach by the Company or any successor thereto of any agreement to which you and the Company are parties, including, without limitation, this letter agreement, which breach is not cured within ten days of written notice thereof; or (v) your demotion to a position with responsibilities substantially less than your current position.
     “Disability” shall mean your inability, due to a physical or mental disability, for a period of 120 days, whether or not consecutive, during any 360-day period, to perform the services contemplated under this letter agreement, with or without reasonable
1365 Main Street • Waltham, MA 02451 • T: (781) 891-3745 • F: (781) 891-3796 • www.compundtherapeutics. com accommodation, as that term is defined under state or federal law. A determination of disability shall be made by a physician reasonably satisfactory to the Company and you.
     “Change of Control” shall mean the sale of all or substantially all of the capital stock (other than the sale of capital stock to one or more venture capitalists or other institutional investors pursuant to an equity financing (including a debt financing that is convertible into equity)) of the Company, or assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a transaction in which all or substantially all of the individuals and entities who were beneficial owners of the Common Stock immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction).
     We have agreed that you will begin work as soon as possible, but in any case no later than May 15, 2005. As I have told you, we are extremely pleased that you have decided to accept the offer and are looking forward to working with you. If the terms described in this letter agreement accurately reflect our understanding regarding your employment, please indicate your agreement by signing in the space below and returning this letter agreement to me no later than April 29, 2005.
Sincerely,

By:	/s/ John Mendlein	May 15, 2005

	Name: John D. Mendlein	Date

Accepted	and Agreed:

/s/ Frank Lee		May 12, 2005

Frank D. Lee, Ph.D.		Date
President and CEO
1365 Main Street • Waltham, MA 02451 • T: (781) 891-3745 • F: (781) 891-3796 • www.compundtherapeutics. com